Exhibit 99.1

Bondholders Status Update January 8, 2004

Agenda Background Situation Line Review - Werner Proposal Line Review - Home Depot Proposal Line Review - Werner Conclusions Line Review - Werner Notification to Home Depot Long-term Strategic Alliance With Lowe's Proforma Impact Restructuring and Downsizing Summary

Background Sales to Home Depot for the nine months ended September 30, 2003 as shown below were $100 million or 27% of the Company's sales.

Situation In October 2003, Werner announced that it had been informed by Home Depot that it will no longer purchase aluminum and fiberglass stepladders from Werner and has opted to purchase these products directly from China. As shown on the previous chart, stepladder sales to Home Depot were $46.1 million for the nine months ended September 30, 2003. Werner was also informed that it would be included in an extension ladder line review with Home Depot which could result in losing or gaining additional business. Werner disclosed that management will continue to make decisions that preserve the value of the Werner brand, its #1 position in the climbing products industry, and its superior product quality and product safety performance, while supporting the long-term interests of its customer base, channel partners, employees and investors.

Line Review Process - Werner Proposal Werner proposed keeping its existing business as well as taking over the balance of the Home Depot extension ladder business from Louisville Ladder. Werner proposal also contemplated keeping existing attic ladder, articulating ladder and other business at Home Depot. A comprehensive proposal was submitted.

Line Review Process - Home Depot Proposal Home Depot would retain two extension ladder suppliers and import from China. Extension ladder business would be split between Werner and the Louisville Ladder Group resulting in a further reduction in Werner's current position at Home Depot. Guaranteed minimum volumes for 2 years; however, volume targets would be set at levels significantly below the level referred to above. Implementation would begin January 1, 2004.

Line Review Process - Werner Conclusions Based on Home Depot Proposal The Home Depot has a corporate initiative to significantly increase it's percentage of direct Far East sourcing. The Home Depot no longer places an acceptable premium on the Werner brand, it's category management, nor distribution capabilities. Werner would be used as an "interim" resource.

Line Review Process - Werner Notification to The Home Depot Werner has notified Home Depot that it will discontinue supplying Werner branded products to them as soon as commercially possible within the first quarter of 2004 to achieve an orderly transition. Decision was made after careful consideration and extensive analyses, taking into account the Company's long-term interests and the value and brand equity of Werner. Decision was not instigated by Werner, but as a result of Home Depot's current business model.

Long Term Strategic Alliance With Lowe's On December 19, 2003 Werner announced that it has entered into a long-term strategic alliance with Lowe's to exclusively supply Lowe's with Werner branded climbing products in the warehouse home center channel. Lowe's and Werner will jointly promote and market America's No. 1 brand of professional climbing products.

Proforma Impact The decision by Home Depot to source stepladders from China, coupled with the elimination of the extension ladder business will have a significant impact on Werner in the near term. To illustrate the approximate impact, Werner's results for the nine months ended September 30, 2003 have been adjusted below as though the decision were made effective as of January 1, 2003. Does not include the benefits relating to management initiatives to replace sales, restructure operations and re-engineer SG&A.

Restructuring and Downsizing Management is currently analyzing the operational restructuring that will be required to aggressively reduce costs and is diligently developing detailed plans. Continuing analysis of Mexico and/or China production/sourcing for ladders and components. Immediate focus is on developing the detailed plans to reduce manufacturing and distribution capacity and to downsize the Company's overhead expense structure in the near term to better align with the reduced sales volume.

Summary Difficult decision, but in the best long-term interests of Werner Management believes Werner is better positioned for long-term, profitable growth.